EXHIBIT (99)(iii)


The Guaranty Agreement dated as of April 28, 1993 between Southeastern Electric Construction, Inc. and First Union Nation Bank of Florida is hereby incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1993. Similar agreements were executed by each subsidiary of the Company.